Exhibit 10.11

EXECUTION VERSION

October 26, 2016

To:	Cardtronics, Inc.
3250 Briarpark Drive
Suite 400
Houston, Texas 77042
Attn: Edward H. West and Todd Ruden

Cardtronics plc
3250 Briarpark Drive
Suite 400
Houston, Texas 77042
Attn: Edward H. West and Todd Ruden

From:	JPMorgan Chase Bank, National Association
London Branch
25 Bank Street
Canary Wharf
London E14 5JP
England

Re:	Additional Issuer Warrant Transaction — Amended and Restated

Ladies and Gentlemen:

The purpose of this communication (this “Confirmation”) is to set forth the terms and conditions of the above-referenced transaction entered into on the Trade Date specified below (the “Transaction”) between JPMorgan Chase Bank, National Association, London Branch (“Dealer”) and Cardtronics, Inc. (“Counterparty”), as amended and restated hereby as of October 26, 2016 (the “Amendment Date”).  This communication constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below.

Reference is made to the merger transaction (the “Redomicile Merger”) pursuant to which Counterparty became an indirect, wholly-owned subsidiary of Cardtronics plc, a public limited company incorporated under the laws of England and Wales (“Counterparty Parent”) on July 1, 2016 (the “Redomicile Merger Date”).  In connection with the Redomicile Merger, Counterparty and Dealer desire to amend and restate the terms and conditions of the “Confirmation” in respect of the Transaction, as entered into between Dealer and Counterparty as of November 21, 2013 and in effect immediately prior to the Amendment Date (the “Original Confirmation”) to provide certain representations, warranties and agreements of Counterparty Parent and make such other amendments and modifications as further set forth below. On the Amendment Date, the Original Confirmation shall be replaced in its entirety by this Confirmation, and the Original Confirmation shall thereafter be of no further force and effect and shall be deemed replaced and superseded in all respects by this Confirmation (for the avoidance of doubt, except to evidence the obligations of Counterparty (including, for the avoidance of doubt, in its capacity as “Issuer” under the Original Confirmation) with respect to representations and warranties previously made by Counterparty (including, for the avoidance of doubt, in its capacity as “Issuer” under the Original Confirmation) under the Original Confirmation and the obligations of Counterparty (including, for the avoidance of doubt, in its capacity as “Issuer” under the Original Confirmation) (whether or not contingent) with respect to covenants previously required to have been performed by Counterparty (including, for the avoidance of doubt, in its capacity as “Issuer” under the Original Confirmation) under the Original Confirmation, which obligations are in all respects continuing and in full force and effect and are reaffirmed hereby).  Accordingly, in consideration of the mutual representations, warranties and agreements contained herein and

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43240

Registered as a branch in England & Wales branch No. BR000746

Registered Branch Office 25 Bank Street, Canary Wharf, London E14 5JP

Authorised by the Office of the Comptroller of the Currency in the jurisdiction of the USA.

Authorised by the Prudential Regulation Authority. Subject to regulation by the Financial Conduct
Authority and to limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

other good and valuable consideration, the sufficiency and receipt of which are hereby acknowledged, the parties hereto hereby agree as set forth herein.

1.              This Confirmation is subject to, and incorporates, the definitions and provisions of the 2006 ISDA Definitions (including the Annex thereto) (the “2006 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2006 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”).  In the event of any inconsistency between the 2006 Definitions and the Equity Definitions, the Equity Definitions will govern.  For purposes of the Equity Definitions, each reference herein to a Warrant shall be deemed to be a reference to a Call Option or an Option, as context requires.

This Confirmation evidences a complete and binding agreement among Dealer and Counterparty, and for the limited purpose of certain representations, warranties and agreements (including, without limitation, the provisions of Section 9 (Guarantee) of this Confirmation), Counterparty Parent as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement as if Dealer and Counterparty had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation and the election that (I) the “Breach of Agreement; Repudiation of Agreement” provisions of Section 5(a)(ii) of the Agreement and the “Misrepresentation” provisions of Section 5(a)(iv) of the Agreement shall apply to Counterparty but with references to the “party” being deemed to be references to Counterparty and Parent Counterparty and (II) the “Cross-Default” provisions of Section 5(a)(vi) of the Agreement shall apply to Dealer with a “Threshold Amount” of 3% of the stockholders’ equity of Dealer’s ultimate parent company (“Dealer Parent”) and to Counterparty with a “Threshold Amount” of USD 30 million; provided that (A) the words “, or becoming capable at such time of being declared,” shall be deleted from such Section 5(a)(vi), (B) the term “Specified Indebtedness” shall have the meaning specified in Section 14 of the Agreement, except that, with respect to Dealer, such term shall not include obligations in respect of deposits received in the ordinary course of a party’s banking business and (C) the following language shall be added to the end of such Section 5(a)(vi): “Notwithstanding the foregoing, a default under subsection (2) hereof shall not constitute an Event of Default if (i) the default was caused solely by error or omission of an administrative or operational nature; (ii) funds were available to enable the party to make the payment when due; and (iii) the payment is made within two Local Business Days of such party’s receipt of written notice of its failure to pay.”).  For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein.  In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.  The term “Issuer” means (i) prior to the Redomicile Merger Date, Counterparty, (ii) on or after the Redomicile Merger Date but prior to the Amendment Date, Counterparty Parent; provided that, it shall be deemed to refer to Counterparty as the counterparty to the Transaction as the context shall require, (iii) on or after the Amendment Date, Counterparty Parent and (iv) at all times, subject to adjustment and modification as provided herein and in the Equity Definitions.

2.              The Transaction is a Warrant Transaction, which shall be considered a Share Option Transaction for purposes of the Equity Definitions.  The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 21, 2013

Components:

The Transaction will be divided into individual Components, each with the terms set forth in this Confirmation, and, in particular, with the Number of Warrants and Expiration Date set forth in this Confirmation. The payments and deliveries to be made upon settlement of the Transaction will be determined separately for each Component as if each Component were a separate Transaction under the Agreement.

Warrant Style:	European

Warrant Type:	Call

Seller:	Counterparty

Buyer:	Dealer

Shares:

(i) Prior to the Redomicile Merger Date, the common stock of Counterparty, par value USD 0.0001 per share (Ticker Symbol: “CATM”); and (ii) on or after the Redomicile Merger Date, the Class A ordinary shares of Counterparty Parent, nominal value USD0.01 per share (Ticker Symbol: “CATM”).

Number of Warrants:	For each Component, as provided in Annex A to this Confirmation.

Warrant Entitlement:	One Share per Warrant

Strike Price:	As provided in Annex A to this Confirmation.

Notwithstanding anything to the contrary in the Agreement, this Confirmation or the Equity Definitions, in no event shall the Strike Price be subject to adjustment to the extent that, after giving effect to such adjustment, the Strike Price would be less than USD 41.86, except for any adjustment pursuant to the terms of this Confirmation and the Equity Definitions in connection with stock splits or similar changes to Issuer’s capitalization.

Premium:	As provided in Annex A to this Confirmation.

Premium Payment Date:	November 25, 2013, subject to Section 8(p) below.

Exchange:	NASDAQ Global Select Market

Related Exchange:	All Exchanges

Procedures for Exercise:

In respect of any Component:

Expiration Time:	Valuation Time

Expiration Date:

As provided in Annex A to this Confirmation (or, if such date is not a Scheduled Trading Day, the next following Scheduled Trading Day that is not already an Expiration Date for another Component); provided that if that date is a Disrupted Day, the Expiration Date for such Component shall be the first succeeding Scheduled Trading Day that is not a Disrupted Day and is not or is not deemed to be an Expiration Date in respect of any other Component of the Transaction hereunder; and provided further that if the Expiration Date has not occurred pursuant to the preceding proviso as of the Final Disruption Date, Dealer may elect in its discretion that the Final Disruption Date shall be the Expiration Date (irrespective of whether such date is an Expiration Date in respect of any other Component for the Transaction) and, notwithstanding anything to the contrary in this Confirmation or the Definitions, the Relevant Price for such Expiration Date shall be the prevailing market value per Share determined by the Calculation Agent in a commercially reasonable manner. “Final Disruption Date” has the meaning specified in Annex A to this Confirmation. Notwithstanding the foregoing and anything to the contrary in the Equity Definitions, if a Market Disruption Event occurs on any Expiration Date, the Calculation Agent may determine that such Expiration Date is a Disrupted Day only in part, in which case (i) the Calculation Agent shall make adjustments to the Number of Warrants for the relevant Component for which such day shall be the Expiration Date and shall designate the Scheduled Trading Day determined in the manner described in the immediately preceding sentence as the Expiration Date for the remaining Warrants for such Component, and (ii) the VWAP Price for such Disrupted Day shall be determined by the Calculation Agent based on transactions in the Shares on such Disrupted Day taking into account the nature and duration of such Market Disruption Event on such day. Any Scheduled Trading Day on which, as of the date hereof, the Exchange is scheduled to close prior to its normal close of trading shall be deemed not to be a Scheduled Trading Day; if a closure of the Exchange prior to its normal close of trading on any Scheduled Trading Day is scheduled following the date hereof, then such Scheduled Trading Day shall be deemed to be a Disrupted Day in full. Section 6.6 of the Equity Definitions shall not apply to any Valuation Date occurring on an Expiration Date.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions is hereby amended (A) by deleting the words “during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be,” in clause (ii) thereof and (B) by replacing the words “or (iii) an Early Closure.” therein with “(iii) an Early Closure, or (iv) a Regulatory Disruption.”

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:

Any event that Dealer, in its reasonable judgment, based on advice of counsel, determines makes it advisable with regard to any applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and the Transaction (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer in good faith in relation to such requirements), for Dealer to refrain from or decrease any market activity in connection with the Transaction. Dealer shall notify Counterparty as soon as reasonably practicable that a Regulatory Disruption has occurred and the Expiration Dates affected by it.

Automatic Exercise:

Applicable; and means that the Number of Warrants for each Component will be deemed to be automatically exercised at the Expiration Time on the Expiration Date for such Component unless Dealer notifies Seller (by telephone or in writing) prior to the Expiration Time on the Expiration Date that it does not wish Automatic Exercise to occur, in which case Automatic Exercise will not apply.

Counterparty’s Telephone Number and Telex and/or Facsimile Number and Contact Details for purpose of Giving Notice:	To be provided by Counterparty.

Settlement Terms:

In respect of any Component:

Settlement Method Election:

Applicable; provided that (i) references to “Physical Settlement” in Section 7.1 of the Equity Definitions shall be replaced by references to “Net Share Settlement”; (ii) Counterparty may elect Cash Settlement only if each of Counterparty and Counterparty Parent represents and warrants to Dealer in writing on the date of such election that (A) each of Counterparty and Counterparty Parent is not aware of any material nonpublic information regarding Issuer, Counterparty Parent or the Shares, (B) Counterparty is electing Cash Settlement in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws, and (C) the assets of Counterparty and Counterparty Parent at their fair valuation exceed their respective liabilities, including contingent liabilities, and each of Counterparty and Counterparty Parent has the ability to pay its debts and obligations as such debts mature; and (iii) the same settlement method shall apply to all Components hereunder.

Electing Party:	Counterparty

Settlement Method Election Date:	The fifth Scheduled Trading Day immediately preceding the scheduled Expiration Date for the Component with the earliest scheduled Expiration Date.

Default Settlement Method:	Net Share Settlement

Settlement Currency:	USD

Net Share Settlement:

If Net Share Settlement is applicable, on each Settlement Date, Counterparty shall deliver (or cause to be delivered) to Dealer a number of Shares equal to the Number of Shares to be Delivered for such Settlement Date to the account specified by Dealer and cash in lieu of any fractional shares valued at the Relevant Price on the Valuation Date corresponding to such Settlement Date.

Number of Shares to be Delivered:

In respect of any Exercise Date, subject to the last sentence of Section 9.5 of the Equity Definitions, the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) (A) the excess, if any, of the VWAP Price on the Valuation Date occurring on such Exercise Date over the Strike Price divided by (B) such VWAP Price.

The Number of Shares to be Delivered shall be delivered by Counterparty to Dealer no later than 1:00 P.M. (local time in New York City) on the relevant Settlement Date.

Cash Settlement:

If Cash Settlement is applicable, on the relevant Settlement Date, Counterparty shall pay to Dealer an amount of cash in USD (the “Option Cash Settlement Amount”) equal to the product of (i) the number of Warrants exercised or deemed exercised on such Exercise Date, (ii) the Warrant Entitlement and (iii) the excess, if any, of the VWAP Price on the Valuation Date occurring on such Exercise Date over the Strike Price.

VWAP Price:

For any Valuation Date, the Rule 10b-18 dollar volume weighted average price per Share for such Valuation Date based on transactions executed during such Valuation Date, as reported on Bloomberg Screen “CATM <Equity> AQR SEC” (or any successor thereto) or, in the event such price is not so reported on such Valuation Date for any reason or is manifestly incorrect, as reasonably determined by the Calculation Agent using a volume weighted method.

Settlement Dates:

As determined pursuant to Section 9.4 of the Equity Definitions; provided that Section 9.4 of the Equity Definitions is hereby amended by (i) inserting the words “or cash” immediately following the word “Shares” in the first line thereof and (ii) inserting the words “for the Shares” immediately following the words “Settlement Cycle” in the second line thereof.

Other Applicable Provisions:

If Net Share Settlement is applicable, the provisions of Sections 9.1(c), 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is an affiliate of the issuer of the Shares) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction.

Adjustments:

In respect of any Component:

Method of Adjustment:	Calculation Agent Adjustment

Extraordinary Dividend:

Any Dividend (i) that has an ex-dividend date occurring on or after the Trade Date and on or prior to the date on which Counterparty satisfies all of its delivery obligations hereunder and (ii) the amount or value of which exceeds the Ordinary Dividend Amount for such Dividend, as determined by the Calculation Agent.

Dividend:	Any dividend or distribution on the Shares (other than any dividend or distribution of the type described in Sections 11.2(e)(i), 11.2(e)(ii)(A) or 11.2(e)(ii)(B) of the Equity Definitions).

Ordinary Dividend Amount:	USD 0.00.

Extraordinary Events:

Consequences of Merger Events:

Merger Event:

If an event occurs that constitutes both a Merger Event under Section 12.1(b) of the Equity Definitions and an Additional Termination Event under Section 8(m) of this Confirmation, the provisions of Section 12.2 of the Equity Definitions shall apply. Notwithstanding anything to the contrary in the Original Confirmation or the Equity Definitions, the parties acknowledge and agree that Modified Calculation Agent Adjustment shall apply to the Redomicile Merger.

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:	Cancellation and Payment (Calculation Agent Determination)

(c) Share-for-Combined:	Component Adjustment

Tender Offer:

Applicable; provided that Section 12.1(d) of the Equity Definitions is hereby amended by replacing “10%” with “25%”. If an event occurs that constitutes both a Tender Offer under Section 12.1(d) of the Equity Definitions and an Additional Termination Event

under Section 8(m) of this Confirmation, the provisions of Section 12.3 of the Equity Definitions shall apply.

Consequences of Tender Offers:

(a) Share-for-Share:	Modified Calculation Agent Adjustment

(b) Share-for-Other:

Cancellation and Payment (Calculation Agent Determination) on that portion of the Other Consideration that consists of cash; Modified Calculation Agent Adjustment on the remainder of the Other Consideration.

(c) Share-for-Combined:	Modified Calculation Agent Adjustment

Modified Calculation Agent Adjustment:

If, in respect of any Merger Event to which Modified Calculation Agent Adjustment applies, the adjustments to be made in accordance with Section 12.2(e)(i) of the Equity Definitions would result in Counterparty being different from the issuer of the Shares, then with respect to such Merger Event, as a condition precedent to the adjustments contemplated in Section 12.2(e)(i) of the Equity Definitions, Dealer, the issuer of the Affected Shares and the entity that will be the issuer of the New Shares shall, prior to the Merger Date (or, solely in the case of the Redomicile Merger, on or prior to the Amendment Date), have entered into such documentation containing representations, warranties and agreements relating to securities law and other issues as requested by Dealer that Dealer has determined, in its reasonable judgment, based on advice of counsel, to be reasonably necessary or appropriate to allow Dealer to continue as a party to the Transaction, as adjusted under Section 12.2(e)(i) of the Equity Definitions, and to preserve its commercially reasonable hedging or hedge unwind activities in connection with the Transaction in a manner compliant with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and the Transaction (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer in good faith in relation to such requirements), and if such conditions are not met or if the Calculation Agent determines that no adjustment that it could make under Section 12.2(e)(i) of the Equity Definitions will produce a commercially reasonable result, then the consequences set forth in Section 12.2(e)(ii) of the Equity Definitions shall apply.

Consequences of Announcement Events:

Modified Calculation Agent Adjustment as set forth in Section 12.3(d) of the Equity Definitions; provided that references to “Tender Offer” shall be replaced by references to “Announcement Event” and references to “Tender Offer Date” shall be replaced by references to “date of such Announcement Event” and provided further that, in making any adjustment as a result of an Announcement Event, the Calculation Agent shall take into account the Hedging Party’s commercially reasonable Hedge Positions. An Announcement Event shall be an “Extraordinary Event” for purposes of the Equity Definitions, to which Article 12 of the Equity Definitions is applicable.

Announcement Event:

(i) The public announcement of any Merger Event or Tender Offer or the intention to enter into a Merger Event or Tender Offer, (ii) the public announcement by Issuer of an intention to solicit or enter into, or to explore strategic alternatives or other similar undertakings that are reasonably likely to include, a Merger Event or Tender Offer or (iii) any subsequent public announcement of a change to a transaction or intention that is the subject of an announcement of the type described in clause (i) or (ii) of this sentence (in each case, if such announcement is made by, or on behalf of, Issuer, a counterparty to a proposed Merger Event with Issuer or the tendering party in a proposed Tender Offer).

Announcement Date:

The definition of “Announcement Date” in Section 12.1 of the Equity Definitions is hereby amended by (i) replacing the words “a firm” with the word “any” in the second and fourth lines thereof, (ii) replacing the word “leads to the” with the words “, if completed, would lead to a” in the third and the fifth lines thereof, (iii) replacing the words “voting shares” with the word “Shares” in the fifth line thereof, and (iv) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof.

New Shares:

In the definition of New Shares in Section 12.1(i) of the Equity Definitions, (a) the text in clause (i) thereof shall be deleted in its entirety (including the word “and” following such clause (i)) and replaced with “publicly quoted, traded or listed on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors),” and (b) the phrase “and (iii) issued by a corporation organized under the laws of the United States, any State thereof or the District of Columbia” shall be inserted immediately prior to the period. Notwithstanding anything to the contrary in the Original Confirmation or the Equity Definitions, the parties acknowledge and agree that the “Shares” (as defined in clause (ii) of the definition thereof) constituted New Shares in respect of the Redomicile Merger.

Nationalization, Insolvency or Delisting:

Cancellation and Payment (Calculation Agent Determination); provided that in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it shall also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New

York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

(a) Change in Law:

Applicable; provided that Section 12.9(a)(ii) is hereby amended by (i) adding the words “(including, for the avoidance of doubt and without limitation, any tax law or the adoption or promulgation of new regulations authorized or mandated by existing statute)” after the word “regulation” in the second line thereof, (ii) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”, (iii) adding the words “or any Hedge Positions” after the word “Shares” in the clause (X) thereof, (iv) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by the Hedging Party on the Trade Date” and (v) adding the words “, or holding, acquiring or disposing of Shares or any Hedge Positions relating to,” after the word “under” in clause (Y) thereof.

(b) Failure to Deliver:	Not Applicable

(c) Insolvency Filing:	Applicable

(d) Hedging Disruption:	Applicable; provided that:

(i) Section 12.9(a)(v) of the Equity Definitions is hereby amended by (a) inserting the following words at the end of clause (A) thereof: “in the manner contemplated by the Hedging Party on the Trade Date” and (b) inserting the following two sentences at the end of such Section:

“For the avoidance of doubt, the term “equity price risk” shall be deemed to include, but shall not be limited to, stock price and volatility risk. And, for the further avoidance of doubt, any such transactions or assets referred to in phrases (A) or (B) above must be available on commercially reasonable pricing terms.”; and

(ii) Section 12.9(b)(iii) of the Equity Definitions is hereby amended by inserting in the third line thereof, after the words “to terminate the Transaction”, the words “or a portion of the Transaction affected by such Hedging Disruption”.

(e) Increased Cost of Hedging:

Applicable. In addition to, and without limitation of, Section 12.9(a)(vi) of the Equity Definitions, it will constitute an Increased Cost of Hedging if, at any time following the Redomicile Merger Date, Dealer reasonably determines in its good faith judgment that (x) the Redomicile Merger has had a material adverse effect on Dealer’s rights and obligations under the Transaction and/or (y) Dealer would incur an increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense or fee to (1) acquire, establish, re-establish, substitute, maintain, unwind or dispose of any transaction(s) or asset(s) it deems necessary to hedge the economic risk of entering into and performing its obligations with respect to the Transaction, or (2) realize, recover or remit the proceeds of any such transaction(s) or asset(s) (any such event in clauses (x) and/or (y) above, a “Redomicile Merger

Event”). Notwithstanding anything to the contrary in Section 12.9(b)(vi) of the Equity Definitions, in respect of any Redomicile Merger Event:  (i) upon making any election set forth in clauses (A), (B) or (C) of such Section 12.9(b)(vi), each of Counterparty and Counterparty Parent shall repeat in writing the representation set forth in Section 7(a)(i) of this Confirmation as of the date of such election, (ii) if Dealer determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, Dealer shall so notify Counterparty (in lieu of any obligation to notify Counterparty of a Price Adjustment under such Section 12.9(b)(vi)) and (iii) if Dealer determines in its good faith, commercially reasonable judgment that no Price Adjustment will produce a commercially reasonably result, then such determination shall constitute an Additional Termination Event applicable to the Transaction and, with respect to such Additional Termination Event, (1) Counterparty shall be deemed to be the sole Affected Party, (2) the Transaction shall be the sole Affected Transaction and (3) Dealer shall be the party entitled to designate an Early Termination Date pursuant to Section 6(b) of the Agreement.

(f) Loss of Stock Borrow:	Applicable

Maximum Stock Loan Rate:	As provided in Annex A to this Confirmation.

(g) Increased Cost of Stock Borrow:	Applicable

Initial Stock Loan Rate:	As provided in Annex A to this Confirmation.

Hedging Party:	Dealer for all applicable Potential Adjustment Events and Extraordinary Events

Determining Party:	Dealer for all applicable Extraordinary Events

Non-Reliance:	Applicable

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

3. Calculation Agent:

Dealer; provided that following the occurrence of an Event of Default of the type described in Section 5(a)(vii) of the Agreement with respect to which Dealer is the sole Defaulting Party, if the Calculation Agent fails to timely make any calculation, adjustment or determination required to be made by the Calculation Agent hereunder or to perform any obligation of the Calculation Agent hereunder and such failure continues for five (5) Exchange Business Days following notice to the Calculation Agent by Counterparty of such failure, Counterparty shall have the right to designate a nationally recognized third-party dealer in over-the-counter corporate equity derivatives to act, during the period commencing on the date such Event of Default occurred and ending on the Early Termination Date with respect to such Event of Default, as the Calculation Agent. Upon request from Counterparty, the Calculation Agent shall promptly (but in no event later than within five (5) Exchange Business Days from the receipt of such request) provide Counterparty with a written explanation describing in reasonable detail any calculation, adjustment or determination made by it (including any quotations, market data or information from external sources used in making such calculation, adjustment or determination, as the case may be, but without disclosing Dealer’s proprietary models or other information that may be proprietary or subject to contractual, legal or regulatory obligations to not disclose such information).

4. Account Details:

Dealer Payment Instructions:	To be provided by Dealer.

Counterparty Payment Instructions:	To be provided by Counterparty.

5. Offices:

The Office of Dealer for the Transaction is: London

JPMorgan Chase Bank, National Association

London Branch

25 Bank Street

Canary Wharf

London E14 5JP

England

The Office of Counterparty for the Transaction is: Not applicable

6.              Notices: For purposes of this Confirmation:

(a)                                 Address for notices or communications to Counterparty and/or Counterparty Parent:

Cardtronics, Inc.

3250 Briarpark Drive

Suite 400

Houston, Texas 77042

Attn: Edward H. West

Telephone: (832) 308-4599

Email: ewest@cardtronics.com

Cardtronics, Inc.

3250 Briarpark Drive

Suite 400

Houston, Texas 77042

Attn: Todd Ruden

Telephone: (832) 308-4150

Email: truden@cardtronics.com

With a copy to:

Cardtronics, Inc.

3250 Briarpark Drive

Suite 400

Houston, Texas 77042

Attn: Roger Craig

Telephone: (832) 308-4030

Email: rcraig@cardtronics.com

With a copy to:

Cardtronics plc

3250 Briarpark Drive

Suite 400

Houston, Texas 77042

Attn: Edward H. West

Telephone: (832) 308-4599

Email: ewest@cardtronics.com

(b)                                 Address for notices or communications to Dealer:

JPMorgan Chase Bank, National Association
EDG Marketing Support
Email:	edg_notices@jpmorgan.com
edg.us.flow.corporates.mo@jpmorgan.com
Facsimile No:	1-866-886-4506

With a copy to:

Attention:	Santosh Sreenivasan
Title:	Managing Director, Head of Equity-Linked Capital Markets, Americas
Telephone No:	1-212-622-5604
Facsimile No:	1-212-622-6037

7.              Representations, Warranties and Agreements:

(a)                                 In addition to the representations and warranties in the Agreement and those contained elsewhere herein, each of Counterparty and Counterparty Parent represents and warrants to and for the benefit of, and agrees with, Dealer as follows; provided that, Counterparty Parent will not be deemed to have made any representation or warranty set forth below to the extent the provisions below would have required such representation or warranty to have been made prior to the Amendment Date:

(i)                                     On the Trade Date, on the Amendment Date and as of the date of any election by Counterparty of the Share Termination Alternative under (and as defined in) Section 8(a) below, each of Counterparty and Counterparty Parent is not aware of any material nonpublic information regarding Issuer, Counterparty Parent or the Shares.

(ii)                                  Without limiting the generality of Section 13.1 of the Equity Definitions, each of Counterparty and Counterparty Parent acknowledges that Dealer is not making any representations or warranties or taking any position or expressing any view with respect to the treatment of the Transaction under any accounting standards including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, or ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging — Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(iii)                               Prior to each of the Trade Date and the Amendment Date, Counterparty and Counterparty Parent shall deliver to Dealer a resolution of such party’s board of directors (or the equivalent authority, as applicable) authorizing the Transaction (as amended and restated on the Amendment Date) and such other certificate or certificates as Dealer shall reasonably request.

(iv)                              Each of Counterparty and Counterparty Parent is not entering into this Confirmation to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for Shares) in violation of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or any other applicable securities laws.

(v)                                 Each of Counterparty and Counterparty Parent is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(vi)                              On the Trade Date and on the Amendment Date, (A) the assets of each of Counterparty and Counterparty Parent at their fair valuation exceed their respective liabilities, including contingent liabilities, (B) the capital of each of Counterparty and Counterparty Parent is adequate to conduct its business and (C) each of Counterparty and Counterparty Parent has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(vii)                           Each of Counterparty and Counterparty Parent shall not take any action to decrease the number of Available Shares below the Capped Number (each as defined below).

(viii)                        The representations and warranties of Counterparty set forth in Section 3 of the Agreement and Section 1 of the Purchase Agreement dated as of November 19, 2013, between Issuer and Merrill Lynch, Pierce, Fenner & Smith Incorporated as representative of the Initial Purchasers party thereto (the “Purchase Agreement”) are true and correct as of the Trade Date and are hereby deemed to be repeated to Dealer as if set forth herein.

(ix)                              Each of Counterparty and Counterparty Parent understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(x)                                 (A) During the period starting on the first Expiration Date and ending on the last Expiration Date (the “Settlement Period”), the Shares or securities that are convertible into, or exchangeable or exercisable for, Shares will not be subject to a “restricted period,” as such term is defined in Regulation M under the Exchange Act (“Regulation M”) and (B) Issuer shall not engage in any “distribution,” as such term is defined in Regulation M, other than a distribution meeting the requirements of the exceptions set forth in sections 101(b)(10) and 102(b)(7) of Regulation M, until the second Exchange Business Day immediately following the Settlement Period, as applicable.

(xi)                              On each day during the Settlement Period, Issuer will not, will cause its subsidiaries not to and will use commercially reasonable efforts to cause its other “affiliated purchasers” (as defined in Rule 10b-18 under the Exchange Act (“Rule 10b-18”)) not to, directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, except through Dealer.

(xii)                           On the Trade Date and at all times until termination or earlier expiration of the Transaction, (A) a number of Shares equal to the Capped Number have been reserved for issuance by all required corporate action of Issuer, (B) the Shares issuable upon exercise of the Warrants (the “Warrant Shares”) have been duly authorized and, when delivered against payment therefor (which may include Net Share Settlement in lieu of cash) and otherwise as contemplated by the terms of the Warrant following the exercise of the Warrant in accordance with the terms and conditions of the Warrant, will be validly issued, fully-paid and non-assessable and (C) the issuance of the Warrant Shares will not be subject to any preemptive or similar rights.

(xiii)                        To the best of each of Counterparty and Counterparty Parent’s knowledge, no state or local (including the laws of England and Wales and other non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Dealer or its affiliates owning or holding (however defined) Shares.

(xiv)                       Each of Counterparty and Counterparty Parent (A) is capable of evaluating investment risks independently, both in general and with regard to all transactions and investment strategies involving a security or securities; (B) will exercise independent judgment in evaluating the recommendations of any broker-dealer or its associated persons, unless it has otherwise notified the broker-dealer in writing; and (C) has total assets of at least $50 million.

(xv)                          Without limiting the generality of Section 3(a) of the Agreement and without limiting the representations and warranties made by Counterparty in paragraph 7(a)(xiv) of the Original Confirmation on the Trade Date, neither the execution and delivery of this Confirmation nor the incurrence or performance of obligations of either Counterparty and/or Counterparty Parent hereunder will conflict with or result in a breach of the certificate of incorporation or by-laws (or any equivalent documents) of Counterparty, the memorandum of association or articles of association (or any equivalent documents) of Counterparty Parent, or any applicable law or regulation, or any order, writ, injunction or decree of any court or governmental authority or agency, or any agreement or instrument filed as an exhibit to Counterparty’s Annual Report on Form 10-K for the year ended December 31, 2015, as updated by any subsequent filings (including Counterparty Parent’s Form 8-K12B filed on July 1, 2016 and any subsequent filings made by Counterparty Parent as successor issuer to Counterparty), to which Counterparty, Counterparty Parent or any of their respective subsidiaries is a party or by which Counterparty, Counterparty Parent or any of their respective subsidiaries is bound or to which Counterparty, Counterparty Parent or any of their respective subsidiaries is subject, or constitute a default under, or result in the creation of any lien under, any such agreement or instrument.

(xvi)                       An application for the listing of the Warrant Shares has been submitted to the Exchange.

(xvii)                    Each of Counterparty and Counterparty Parent understands, acknowledges and agrees that: (A) at any time during the term of the Transaction, Dealer and its affiliates may buy or sell Shares or other securities or buy or sell options or futures contracts or enter into swaps or other derivative securities in order to adjust its hedge position with respect to the Transaction; (B) Dealer and its affiliates also may be active in the market for Shares other than in connection with hedging activities in relation to the Transaction; (C) Dealer shall make its own determination as to whether, when or in what manner any hedging or market activities in securities of Counterparty and/or Counterparty Parent shall be conducted and shall do so in a manner that it deems appropriate to hedge its price and market risk with respect to the relevant prices with respect to the Shares referred to herein; and (D) any market activities of Dealer and its affiliates with respect to Shares may affect the market price and volatility of Shares, as well as the relevant prices with respect to the shares referred to herein, each in a manner that may be adverse to Counterparty and/or Counterparty Parent.

(b)                                 Each of Dealer, Counterparty and Counterparty Parent agrees and represents that it is an “eligible contract participant” as defined in Section 1a(18) of the U.S. Commodity Exchange Act, as amended.

(c)                                  Each of Dealer, Counterparty and Counterparty Parent acknowledges that the offer and sale of the Transaction to it is intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”), by virtue of Section 4(a)(2) thereof.  Accordingly, Dealer represents and warrants to Counterparty and Counterparty Parent that (i) it has the financial ability to bear the economic risk of its investment in the Transaction and is able to bear a total loss of its investment, (ii) it is an “accredited investor” as that term is defined in Regulation D as promulgated under the Securities Act, (iii) it is entering into the Transaction for its own account and without a view to the distribution or resale thereof and (iv) the assignment, transfer or other disposition of the Transaction has not been and will not be registered under the Securities Act and is restricted under this Confirmation, the Securities Act and state securities laws.

(d)                                 Each of Counterparty and Counterparty Parent agrees and acknowledges that Dealer has informed it that Dealer is a “financial institution”  and “financial participant”  within the meaning of Sections 101(22) and 101(22A) of Title 11 of the United States Code (the “Bankruptcy Code”).  The parties hereto further agree and acknowledge that it is the intent of the parties that (A) this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment,” within the meaning of Section 546 of the Bankruptcy Code, and (B) Dealer is entitled to the protections afforded by, among other sections, Sections 362(b)(6), 362(o), 546(e), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(e)                                  Counterparty has delivered to Dealer an opinion of counsel, dated as of November 25, 2013, in the form agreed between Counterparty and Dealer. Each of Counterparty and Counterparty Parent shall deliver to Dealer one or more opinions of counsel, dated as of the Amendment Date, in substantially the form agreed between Dealer and Counterparty or Counterparty Parent, as applicable.

(f)                                   Each of Counterparty and Counterparty Parent understands that notwithstanding any other relationship between Counterparty and Dealer and/or their affiliates, in connection with this Transaction and any other over-the-counter derivative transactions between Counterparty and Dealer and/or their affiliates, Dealer or its affiliates is acting as principal and is not a fiduciary or advisor in respect of any such transaction, including any entry, exercise, amendment, unwind or termination thereof.

8.  Other Provisions:

(a)                                 Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events.  If Counterparty shall owe Dealer any amount pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) by giving irrevocable telephonic notice to Dealer, confirmed in writing within one Scheduled Trading Day, no later than the later of (x) 9:30 A.M. New York City time on the Merger Date, Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable, and (y) two hours after becoming aware of the relevant event or date; provided that, in the case of this clause (y), if such notice would otherwise be given during the regular trading session on the Exchange, such notice shall instead be given after the close of the regular trading session on the Exchange (in either case, “Notice of Share Termination”); provided that if Counterparty does not elect to satisfy its Payment Obligation by the Share Termination Alternative, Dealer shall have the right, in its sole discretion, to elect to require Counterparty to satisfy its Payment Obligation by the Share Termination Alternative, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Dealer shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization, a Tender Offer or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty or Counterparty Parent’s control.  Upon such Notice of Share Termination, the following provisions shall apply on the Scheduled Trading Day immediately following the Merger Date, the Tender Offer Date, Announcement Date, Early Termination Date or date of cancellation or termination in respect of an Extraordinary Event, as applicable:

Share Termination Alternative:

Applicable and means that Counterparty shall deliver (or cause to be delivered) to Dealer the Share Termination Delivery Property on the date on which the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation.

Share Termination Delivery Property:

A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent shall adjust the Share Termination Delivery Property by replacing any fractional portion of the aggregate amount of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:

The value of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Counterparty at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:

In the case of a Termination Event, Event of Default, Delisting or Additional Disruption Event, one Share or, in the case of an Insolvency, Nationalization, Merger Event or Tender Offer, one Share or a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Insolvency, Nationalization, Merger Event or Tender Offer, as applicable. If such Insolvency, Nationalization, Merger Event or Tender Offer involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

Other applicable provisions:

If Share Termination Alternative is applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (except that the Representation and Agreement contained in Section 9.11 of the Equity Definitions shall be modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Seller is an affiliate of the issuer of the Shares or any portion of the Share Termination Delivery Units) and 9.12 of the Equity Definitions will be applicable as if “Physical Settlement” applied to the Transaction, except that all references to “Shares” shall be read as references to “Share Termination Delivery Units”.

(b)                                 Registration/Private Placement Procedures.  (i)  If, in the good faith reasonable judgment of Dealer based on advice of counsel, any Shares or any securities of Counterparty, Counterparty Parent, Issuer (if other than Counterparty and Counterparty Parent) or their affiliates comprising any Share Termination Delivery Units deliverable to Dealer hereunder (any such Shares or securities, “Delivered Securities”) would not be immediately freely transferable by Dealer under Rule 144 under the Securities Act, other than as a result of Dealer being an “affiliate” (as defined in Rule 144(a)(1) under the Securities Act) of Issuer, then the provisions set forth in this Section 8(b) shall apply.  At the election of Counterparty by notice to Dealer within one Scheduled Trading Day after the relevant delivery obligation arises, but in any event at least one Scheduled Trading Day prior to the date on which such delivery obligation is due, Counterparty and Counterparty Parent agree that either (A) all Delivered Securities delivered by Counterparty to Dealer shall be, at the time of such delivery, covered by an effective registration statement of Counterparty Parent (or Issuer, if other than Counterparty Parent) for immediate resale by Dealer (such registration statement and the corresponding prospectus (the “Prospectus”) (including, without limitation, any sections describing the plan of distribution) in form and content commercially reasonably satisfactory to Dealer) or (B) Counterparty shall deliver (or cause to be delivered) additional Delivered Securities so that the value of such Delivered Securities, as determined by the Calculation Agent to reflect a commercially reasonable liquidity discount, equals the value of the number of Delivered Securities that would otherwise be deliverable if such Delivered Securities were freely tradeable (without prospectus delivery) upon receipt by Dealer (such value, the “Freely Tradeable Value”); provided that Counterparty may not make the election described in this clause (B) if, on the date of its election, Counterparty, Counterparty Parent and/or Issuer (if other than Counterparty and Counterparty Parent) has taken, or caused to be taken, any action that would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the delivery by Counterparty to Dealer (or any affiliate designated by Dealer) of the Delivered Securities or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Delivered Securities by Dealer (or any such affiliate of Dealer).  (For the avoidance of doubt, as used in this paragraph (b) only, the term “Issuer” shall mean the issuer of the relevant securities, as the context shall require.)

(ii)                                  If Counterparty makes the election described in clause (b)(i)(A) above, Counterparty and Counterparty Parent acknowledge and agree that:

(A)                               Dealer (or an affiliate of Dealer designated by Dealer) shall be afforded a reasonable opportunity to conduct a due diligence investigation with respect to Issuer that is customary in scope for underwritten offerings of equity securities of similar size for similarly situated issuers and that yields results that are commercially reasonably satisfactory to Dealer or such affiliate, as the case may be, in its discretion; and

(B)                               Dealer (or an affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Registration Agreement”) on commercially reasonable terms in connection with the public resale of such Delivered Securities by Dealer or such affiliate substantially similar to underwriting agreements customary for underwritten offerings of equity securities of similar size for similarly situated issuers, in form and substance commercially reasonably satisfactory to Dealer or such affiliate and Issuer, which Registration Agreement shall include, without limitation, provisions substantially similar to those customarily contained in such underwriting agreements relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all registration costs and all fees and expenses of counsel for Dealer and such affiliate, and shall provide for the delivery of accountants’ “comfort letters” in customary form for registered offerings of equity securities of similar size for a similarly situated issuer to Dealer and such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the Prospectus.

(iii)                               If Counterparty makes the election described in clause (b)(i)(B) above, Counterparty and Counterparty Parent acknowledge and agree that:

(A)                               Dealer (or an affiliate of Dealer designated by Dealer) and any potential institutional purchaser of any such Delivered Securities from Dealer or such affiliate identified by Dealer shall be afforded a commercially reasonable opportunity to conduct a due diligence investigation in compliance with applicable law with respect to Issuer customary in scope for private placements of equity securities (including, without limitation, the right to have made available to them for inspection all financial and other records, pertinent corporate documents and other information reasonably requested by them);

(B)                               Dealer (or an affiliate of Dealer designated by Dealer) and Issuer shall enter into an agreement (a “Private Placement Agreement”) on commercially reasonable terms in connection with the private placement of such Delivered Securities by Issuer to Dealer or such affiliate and the private resale of such shares by Dealer or such affiliate, substantially similar to private placement purchase agreements customary for private placements of equity securities of similar size for similarly situated issuers, in form and substance commercially reasonably satisfactory to Dealer and Issuer, which Private Placement Agreement shall include, without limitation, provisions substantially similar to those customarily contained in such private placement purchase agreements, if any, relating to the indemnification of, and contribution in connection with the liability of, Dealer and its affiliates and Issuer, shall provide for the payment by Issuer of all expenses in connection with such resale, including all fees and expenses of counsel for Dealer, shall contain representations, warranties and agreements of Issuer reasonably necessary or advisable to establish and maintain the availability of an exemption from the registration requirements of the Securities Act for such resales, and shall use best efforts to provide for the delivery of accountants’ “comfort letters” to Dealer or such affiliate with respect to the financial statements and certain financial information contained in or incorporated by reference into the offering memorandum prepared for the resale of such Shares; and

(C)                               Issuer agrees that any Delivered Securities so delivered to Dealer, (i) may be transferred by and among Dealer and its affiliates that are 100% owned direct or indirect subsidiaries of Dealer Parent, and Issuer shall effect such transfer without any further action by Dealer if such transfer would then comply with applicable securities laws and (ii) after the minimum “holding period” within the meaning of Rule 144(d) under the Securities Act has elapsed with respect to such Delivered Securities, Issuer shall promptly remove, or cause the transfer agent for such Shares or securities to remove, any legends referring to any such restrictions or requirements from such Delivered Securities upon delivery by Dealer (or such affiliate of Dealer) to Issuer or such transfer agent of seller’s and broker’s representation letters customarily delivered by Dealer in connection with resales of restricted securities pursuant to Rule 144 under the Securities Act, without any further requirement for the delivery of any other certificate, consent, agreement, opinion of counsel, notice or any other document, any transfer tax stamps or payment of any other amount or any other action by Dealer (or such affiliate of Dealer).

(D)                               Each of Counterparty, Counterparty Parent and Issuer shall not take, or cause to be taken, any action that it reasonably believes would make unavailable either the exemption pursuant to Section 4(a)(2) of the Securities Act for the sale by Counterparty to Dealer (or any affiliate designated by Dealer) of the Shares or Share Termination Delivery Units, as the case may be, or the exemption pursuant to Section 4(a)(1) or Section 4(a)(3) of the Securities Act for resales of the Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer).

(c)                                  Make-whole. If Counterparty makes the election described in clause (b)(i)(B) of paragraph (b) of this Section 8, then Dealer or its affiliate may sell such Shares or Share Termination Delivery Units, as the case may be, during a period (the “Resale Period”) commencing on the Exchange Business Day following delivery of such Shares or Share Termination Delivery Units, as the case may be, and ending on the Exchange Business Day on which Dealer completes the sale of all such Shares or Share Termination Delivery Units, as the case may be, or a sufficient number of Shares or Share Termination Delivery Units, as the case may be, so that the realized net proceeds of such sales exceed the Freely Tradeable Value (such amount of the Freely Tradeable Value, the “Required Proceeds”).  If any of such delivered Shares or Share Termination Delivery Units remain after such realized net proceeds exceed the Required Proceeds, Dealer shall return such remaining Shares or Share Termination Delivery Units to Counterparty.  If the Required Proceeds exceed the realized net proceeds from such resale after all such Shares or Share Termination Delivery Units are so sold, Counterparty shall transfer to Dealer on or prior to the second Scheduled Trading Day immediately following receipt of written notice from Dealer of the amount of such excess (the “Additional Amount”) cash in an amount equal to the Additional Amount or a number of additional Shares or Share Termination Delivery Units, as the case may be, (“Make-whole Shares”) in an amount that, based on the Relevant Price on the last day of the Resale Period (as if such day was the “Valuation Date” for purposes of computing such Relevant Price), has a dollar value equal to the Additional Amount.  The Resale Period shall continue to enable the sale of the Make-whole Shares in the manner contemplated by this Section 8(c).  This provision shall be applied successively until the Additional Amount is equal to zero, subject to Section 8(e).

(d)                                 Beneficial Ownership. Notwithstanding anything to the contrary in the Agreement or this Confirmation, in no event shall Dealer be entitled to receive, or shall be deemed to receive, any Shares in connection with this Transaction if, immediately upon giving effect to such receipt of such Shares, (i) Dealer’s Beneficial Ownership would be equal to or greater than 7.5% of the outstanding Shares, (ii) the Warrant Equity Percentage exceeds 14.5% or (iii) Dealer, Dealer Group (as defined below) or any person whose ownership position would be aggregated with that of Dealer or Dealer Group (Dealer, Dealer Group or any such person, a “Dealer Person”) under any federal, state or local laws, regulations, regulatory orders or organizational documents of Counterparty or Counterparty Parent or contracts of Counterparty and/or Counterparty Parent that are, in each case, applicable to ownership of Shares (“Applicable Restrictions”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator, including in respect of the laws of England and Wales or any other non-U.S. jurisdiction) of a Dealer Person, or could result in an adverse effect on a Dealer Person, under Applicable Restrictions, as determined by Dealer in its reasonable discretion, and with respect to which such requirements have not been met or the relevant approval has not been received or that would give rise to any consequences under the constitutive documents of Counterparty or Counterparty Parent or any contract or agreement to which Counterparty and/or Counterparty Parent is a party, in each case minus (y) 1% of the number of Shares outstanding on the date of determination (each of clause (i), (ii), (iii) and (iv) above, an “Ownership Limitation”). If any delivery owed to Dealer hereunder is not made, in whole or in part, as a result of an Ownership Limitation, Dealer’s right to receive such delivery shall not be extinguished and Counterparty shall make such delivery as promptly as practicable after, but in no event later than one Exchange Business Day after, Dealer gives notice to Counterparty that such delivery would not result in any of such Ownership Limitations being breached.  “Dealer’s Beneficial Ownership” means the “beneficial ownership” (within the meaning of Section 13 of the Exchange Act and the rules promulgated thereunder (collectively, “Section 13”)) of Shares, without duplication, by Dealer, together with any of its affiliates or other person subject to aggregation with Dealer under Section 13 for purposes of “beneficial ownership”, or by any “group” (within the meaning of Section 13) of which Dealer is or may be deemed to be a part (Dealer and any such affiliates, persons and groups, collectively, “Dealer Group”) (or, to the extent that, as a result of a change in law, regulation or interpretation after the date hereof, the equivalent calculation under Section 16 of the Exchange Act and the rules and regulations thereunder results in a higher number, such number).  Notwithstanding anything in the Agreement or this Confirmation to the contrary, Dealer (or the affiliate designated by Dealer pursuant to Section 8(l) below) shall not become the record or beneficial owner, or otherwise have any rights as a holder, of any Shares that Dealer (or such affiliate) is not entitled to receive at any time pursuant to this Section 8(d), until such time as such Shares are delivered pursuant to this Section 8(d).  The “Warrant Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of (1) the product of the Number of Warrants and the Warrant Entitlement and (2) the aggregate number of Shares underlying any other warrants purchased by Dealer from Counterparty and/or Counterparty Parent, and (B) the denominator of which is the number of Shares outstanding.

(e)                                  Limitations on Settlement.  Notwithstanding anything herein or in the Agreement to the contrary, in no event shall Counterparty be required to deliver Shares in connection with the Transaction in excess of the Capped Number of Shares (as provided in Annex A to this Confirmation), subject to adjustment from time to time in accordance with the provisions of this Confirmation or the Definitions resulting from actions of Counterparty and/or Counterparty Parent or events within Counterparty and/or Counterparty Parent’s control (the “Capped Number”).  Each of Counterparty and Counterparty Parent represents and warrants to Dealer (which representation and warranty shall be deemed to be repeated on each day that the Transaction is outstanding) that the Capped Number is equal to or less than the number of authorized but unissued Shares of the Issuer that are not reserved for future issuance in connection with transactions in the Shares (other than the Transaction) on the date of the determination of the Capped Number (such Shares, the “Available Shares”).  In the event Counterparty shall not have delivered the full number of Shares otherwise deliverable as a result of this Section 8(e) (the resulting deficit, the “Deficit Shares”), Counterparty shall be continually obligated to deliver (or cause to be delivered), from time to time until the full number of Deficit Shares have been delivered pursuant to this paragraph, Shares when, and to the extent, that (i) Shares are repurchased, acquired or otherwise received by Issuer or any of its subsidiaries after the Trade Date (whether or not in exchange for cash, fair value or any other consideration), (ii) authorized and unissued Shares reserved for issuance in respect of other transactions prior to such date which prior to the relevant date become no longer so reserved or (iii) Issuer additionally authorizes any unissued Shares that are not reserved for other transactions.  Counterparty Parent shall immediately notify Dealer of the occurrence of any of the foregoing events (including the number of Shares subject to clause (i), (ii) or (iii) and the corresponding number of Shares to be delivered) and promptly deliver such Shares thereafter.

(f)                                   Right to Extend.  The Calculation Agent may postpone or add, in whole or in part, any Exercise Date or Settlement Date or any other date of valuation or delivery with respect to some or all of the relevant Warrants (in which event the Calculation Agent shall make appropriate adjustments to the Number of Shares to be Delivered or the Option Cash Settlement Amount, as applicable, with respect to one or more Components), if Dealer reasonably determines, based on advice of counsel in the case of the immediately following clause (ii), that such postponement or addition is reasonably necessary or appropriate to (i) preserve Dealer’s commercially reasonable hedging or hedge unwind activity hereunder in light of existing liquidity conditions in the cash market, the stock loan market or any other relevant market (but only if there is a material decrease in liquidity relative to Dealer’s expectations as of the Trade Date) or (ii) to enable Dealer to effect purchases of Shares in connection with its commercially reasonable hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty and/or Counterparty Parent or an affiliated purchaser of Counterparty and/or Counterparty Parent, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer and the Transaction (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer in good faith in relation to such requirements).

(g)                                  Equity Rights.  Dealer acknowledges and agrees that this Confirmation is not intended to convey to it rights with respect to the Transaction that are senior to the claims of common stockholders in the event of Counterparty or Counterparty Parent’s, as applicable, bankruptcy.  For the avoidance of doubt, the parties agree that the preceding sentence shall not apply at any time other than during Counterparty or Counterparty Parent’s, as applicable, bankruptcy to any claim arising as a result of a breach by Counterparty or Counterparty Parent, as applicable, of any of its obligations under this Confirmation or the Agreement.  For the avoidance of doubt, the parties acknowledge that this Confirmation is not secured by any collateral that would otherwise secure the obligations of Counterparty or Counterparty Parent herein under or pursuant to any other agreement.

(h)                                 Amendments to Equity Definitions.  The following amendments shall be made to the Equity Definitions:

(i)                                     Section 11.2(a) of the Equity Definitions is hereby amended by deleting the words “an event having, in the determination of the Calculation Agent, a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “a Potential Adjustment Event”;

(ii)                                  The first sentence of Section 11.2(c) of the Equity Definitions, prior to clause (A) thereof, is hereby amended to read as follows: ‘(c) If “Calculation Agent Adjustment” is specified as the Method of Adjustment in the related Confirmation of a Share Option Transaction, then following the announcement or occurrence of any Potential Adjustment Event, the Calculation Agent will determine whether such Potential Adjustment Event has an effect on the theoretical value of the relevant Shares or options on the Shares and, if so, will (i) make appropriate adjustment(s), if any, to any one or more of:’ and, the portion of such sentence immediately preceding clause (ii) thereof is hereby amended by deleting the words “diluting or concentrative”

and the words “(provided that no adjustments will be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)” and replacing such latter phrase with the words “(and, for the avoidance of doubt, adjustments may be made to account solely for changes in volatility, expected dividends, stock loan rate or liquidity relative to the relevant Shares)”;

(iii)                               Section 11.2(e)(vii) of the Equity Definitions is hereby amended by deleting the words “a diluting or concentrative effect on the theoretical value of the relevant Shares” and replacing them with the words “, in the commercially reasonable judgment of the Calculation Agent, an economic effect on the relevant Shares, options on the relevant Shares or the Transaction; provided that such event is not based on (a) an observable market, other than the market for Issuer’s own stock or (b) an observable index, other than an index calculated and measured solely by reference to Issuer’s own operations”;

(iv)                              Section 12.6(a)(ii) of the Equity Definitions is hereby amended by (1) deleting from the fourth line thereof the word “or” after the word “official” and inserting a comma therefor, and (2) deleting the semi-colon at the end of subsection (B) thereof and inserting the following words therefor “or (C) at Dealer’s option, the occurrence of any of the events specified in Section 5(a)(vii) (1) through (9) of the ISDA Master Agreement with respect to that Issuer.”;

(v)                                 Section 12.7(b) of the Equity Definitions is hereby amended by deleting the words “(and in any event within five Exchange Business Days) by the parties after” appearing after the words “agreed promptly” and replacing with the words “by the parties on or prior to”.

(vi)                              Section 12.9(b)(iv) of the Equity Definitions is hereby amended by (A) deleting (1) subsection (A) in its entirety, (2) the phrase “or (B)” following subsection (A) and (3) the phrase “in each case” in subsection (B); and (B) deleting the phrase “neither the Non-Hedging Party nor the Lending Party lends Shares in the amount of the Hedging Shares or” in the penultimate sentence; and

(vii)                           Section 12.9(b)(v) of the Equity Definitions is hereby amended by (A) adding the word “or” immediately before subsection “(B)” and deleting the comma at the end of subsection (A); and (B)(1) deleting subsection (C) in its entirety, (2) deleting the word “or” immediately preceding subsection (C) and (3) replacing in the penultimate sentence the words “either party” with “the Hedging Party” and (4) deleting clause (X) in the final sentence.

(i)                                     Transfer and Assignment.  Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, at any time to any person or entity whatsoever without the consent of any of Counterparty and Counterparty Parent; provided that, (i) as a result of any such transfer or assignment, Counterparty will not be required to pay the transferee or assignee of such rights or obligations on any payment date an amount under Section 2(d)(i)(4) of the Agreement greater than the amount, if any, that Counterparty would have been required to pay Dealer in the absence of such transfer or assignment and (ii) the transferee or assignee shall provide Counterparty with a complete and accurate U.S. Internal Revenue Service Form W-9 or W-8 (as applicable) prior to becoming a party to the Transaction.  At any time at which an Ownership Limitation exists, if Dealer reasonably determines it is unable to effect a transfer or assignment to a third party after using its commercially reasonable efforts on pricing terms and within a time period reasonably acceptable to Dealer to the extent that an Ownership Limitation would no longer exist after giving effect thereto (assuming a commercially reasonable corresponding change to Dealer’s commercially reasonable Hedge Position), Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction to the extent that such Ownership Limitation would no longer exist after giving effect thereto (assuming a commercially reasonable corresponding change to Dealer’s commercially reasonable Hedge Position). In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement and Section 8(a) of this Confirmation as if (i) an Early Termination Date had been designated in respect of an Additional Termination Event occurring under a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such Additional Termination Event and (iii) such portion of the Transaction shall be the only Terminated Transaction. Dealer shall use commercially reasonable efforts to manage its Hedge Positions, through cash-settled swaps or otherwise, to avoid an Ownership Limitation without exercising the termination right described in the two immediately preceding sentences; provided that, if Dealer determines that as a result of using such efforts Dealer or its affiliates would incur any increased (as compared with circumstances existing on the Trade Date) amount of tax, duty, expense or fee, then Dealer may give notice to Counterparty of such increased cost and the Price Adjustment that Dealer proposes to make to the Transaction in respect thereof and Counterparty shall, within two Scheduled Trading Days, notify Dealer of its election to either (A) amend this Confirmation to take into account such Price Adjustment or (B) pay Dealer an amount determined by the Calculation Agent that corresponds to such Price Adjustment; and provided further that, if notice of such election is not given by the end of that second Scheduled Trading Day, then notwithstanding the foregoing, Dealer will be deemed to have used, and thereafter to use, commercially reasonable efforts to manage its Hedge Positions as required above.

(j)                                    Adjustments.  For the avoidance of doubt, whenever the Calculation Agent is called upon to make an adjustment pursuant to the terms of this Confirmation or the Definitions to take into account the effect of an event, the Calculation Agent shall make such adjustment by reference to the effect of such event on the Hedging Party, assuming that the Hedging Party maintains a commercially reasonable hedge position.

(k)                                 Disclosure.  Effective from the date of commencement of discussions concerning the Transaction, Counterparty and Counterparty Parent and each of their employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty or Counterparty Parent relating to such tax treatment and tax structure.

(l)                                     Designation by Dealer.  Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty or Counterparty Parent, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer obligations in respect of the Transaction and any such designee may assume such obligations.  Dealer shall be discharged of its obligations to Counterparty and Counterparty Parent only to the extent of any such performance.

(m)                             Additional Termination Events.  The occurrence of any of the following shall constitute an Additional Termination Event with respect to which the Transaction shall be the sole Affected Transaction and Counterparty shall be the sole Affected Party; provided that with respect to any Additional Termination Event, Dealer may choose to treat part of the Transaction as the sole Affected Transaction, and, upon the termination of the Affected Transaction, a Transaction with terms identical to those set forth herein except with a Number of Warrants equal to the unaffected number of Warrants shall be treated for all purposes as the Transaction, which shall remain in full force and effect:

(i)                                      Dealer reasonably determines that it is advisable, based on advice of counsel, to terminate a portion of the Transaction so that Dealer’s related commercially reasonable hedging activities with respect to the Transaction will comply with applicable securities laws, rules or regulations or related policies and procedures applicable to Dealer and the Transaction (whether or not such requirements, policies or procedures are imposed by law or have been voluntarily adopted by Dealer in good faith in relation to such requirements);

(ii)                                   Counterparty ceases to be a direct or indirect wholly-owned subsidiary of Issuer;

(iii)                                a “person” or “group” (within the meaning of Section 13(d) of the Exchange Act), other than Counterparty, Counterparty Parent, their respective subsidiaries and their and such subsidiaries’ employee benefit plans, files a Schedule TO or any schedule, form or report under the Exchange Act disclosing that such person or group has become the direct or indirect “beneficial owner,” as defined in Rule 13d-3 under the Exchange Act, of the common equity of Counterparty or Counterparty Parent, as applicable, representing more than 50.0% of the voting power of all classes of such common equity entitled to vote generally in the election of Counterparty Parent’s directors; or

(iv)                              consummation of (A) any recapitalization, reclassification or change of the Shares (other than changes resulting from a subdivision or combination) pursuant to which the Shares would be converted into, or exchanged for, stock, other securities, other property or assets, (B) any share exchange, consolidation, merger or similar event involving Counterparty Parent pursuant to which the Shares will be converted into, or exchanged for, cash, securities or other property or (C) any sale, lease or other transfer in one transaction or a series of transactions of all or substantially all of the consolidated assets of Counterparty, Counterparty Parent and their respective subsidiaries, taken as a whole, to any person other than one or more of Counterparty Parent’s wholly owned subsidiaries;

provided that, notwithstanding the foregoing, a transaction or series of transactions described in the immediately preceding clause (iii) or (iv) shall not constitute an Additional Termination Event if (x) at least 90% of the consideration received or to be received by holders of the Shares (excluding cash payments for fractional Shares and cash payments made pursuant to dissenters’ appraisal rights) in connection with such transaction or transactions consists of shares of common stock, depositary receipts representing common equity interests or similar certificates, in each case, traded on any of The New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or any of their respective successors) and (y) as a result of such transaction or transactions, such consideration constitutes the “Shares” hereunder. In addition, a transaction or event that constitutes an Additional Termination Event under both clauses (iii) and (iv) above will be deemed to constitute an Additional Termination Event solely under clause (iv) above.

(n)                                 No Netting and Set-off.  Each party waives any and all rights it may have to set off obligations arising under the Agreement and the Transaction against other obligations between the parties, whether arising under any other agreement, applicable law or otherwise.

(o)                                 Payment by Dealer.  In the event that an Early Termination Date occurs or is designated with respect to the Transaction as a result of a Termination Event or an Event of Default (other than an Event of Default arising under Section 5(a)(ii) or 5(a)(iv) of the Agreement) and, as a result, Dealer owes to Counterparty or Counterparty Parent an amount calculated under Section 6(e) of the Agreement, such amount shall be deemed to be zero.

(p)                                 Early Unwind.  In the event the sale by Issuer of the “Additional Securities” is not consummated with the initial purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on November 25, 2013 (or such later date as agreed upon by the parties, which in no event shall be later than December 6, 2013) (November 25, 2013 or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Issuer thereunder shall be cancelled and terminated and (ii) only in the case where such Early Unwind occurred as a result of events within Issuer’s control, Issuer shall pay to Dealer an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities) or, at the election of Issuer, deliver to Dealer Shares with a value equal to such amount, as commercially reasonably determined by the Calculation Agent, in which event the parties shall enter into customary and commercially reasonable documentation relating to the registered or exempt resale of such Shares; provided that, if Issuer makes such election to deliver Shares, notwithstanding the foregoing, the number of Shares so delivered will not exceed a number of Shares equal to the Capped Number. Following such termination, cancellation and (if applicable) payment or delivery, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date.  Dealer and Issuer represent and acknowledge to the other that upon an Early Unwind and following the payment or delivery referred to above (if applicable), all obligations with respect to the Transaction shall be deemed fully and finally discharged.

(q)                                 Wall Street Transparency and Accountability Act of 2010.  The parties hereby agree that none of (v) Section 739 of the Wall Street Transparency and Accountability Act of 2010 (“WSTAA”), (w) any similar legal certainty provision in any legislation enacted, or rule or regulation promulgated, on or after the Trade Date, (x) the enactment of WSTAA or any regulation under the WSTAA, (y) any requirement under WSTAA nor (z) an amendment made by WSTAA, shall limit or otherwise impair either party’s rights to terminate, renegotiate, modify, amend or supplement this Confirmation or the Agreement, as applicable, arising from a termination event, force majeure, illegality, increased costs, regulatory change or similar event under this Confirmation, the Equity Definitions incorporated herein, or the Agreement (including, but not limited to, rights arising from Change in Law, Hedging Disruption, Increased Cost of Hedging, Loss of Stock Borrow, Increased Cost of Stock Borrow, an Ownership Limitation or Illegality (as defined in the Agreement)).

(r)                                    Withholding Tax with respect to non-US counterparties.  “Indemnifiable Tax” as defined in Section 14 of the Agreement shall not include (i) any U.S. federal withholding tax imposed or collected pursuant to Sections 1471 through 1474 of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), any current or future regulations or official interpretations thereof, any agreement entered into pursuant to Section 1471(b) of the Code, or any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the implementation of such Sections of the Code (a “FATCA Withholding Tax”) or (ii) any U.S. federal withholding tax imposed on amounts treated as dividends from sources within the United States under Sections 305 or 871(m) of the Code (or any Treasury regulations or other guidance issued thereunder) (a “Dividend Tax”). For all purposes of Section 2(d) of the Agreement, the requirement that Issuer remit any amount of Dividend Tax (without regard to whether there is a payment under the Transaction from which to withhold or deduct Tax) shall be treated as a requirement to withhold or deduct Tax with respect to a payment under the Transaction. If at any time, Issuer is required to remit an amount of Dividend Tax then without duplication for any amount that Issuer has deducted on account of such Tax from any payment pursuant to the Transaction, the amount that was remitted shall be payable by Dealer to Issuer within 10 days after the request therefor by Issuer. For the avoidance of doubt, a FATCA Withholding Tax is a Tax the deduction or withholding of which is required by applicable law for the purposes of Section 2(d) of the Agreement.

(s)                                   Waiver of Trial by Jury.  EACH OF COUNTERPARTY, COUNTERPARTY PARENT AND DEALER HEREBY IRREVOCABLY WAIVES (ON ITS OWN BEHALF AND, TO THE EXTENT PERMITTED BY APPLICABLE LAW, ON BEHALF OF ITS STOCKHOLDERS) ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THE TRANSACTION OR THE ACTIONS OF BUYER OR ITS AFFILIATES IN THE NEGOTIATION, PERFORMANCE OR ENFORCEMENT HEREOF.

(t)                                    Governing Law; Jurisdiction.  THIS CONFIRMATION AND ANY CLAIM, CONTROVERSY OR DISPUTE ARISING UNDER OR RELATED TO THIS CONFIRMATION SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.  THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK AND THE UNITED STATES COURT FOR THE SOUTHERN DISTRICT OF NEW YORK IN CONNECTION WITH ALL MATTERS RELATING HERETO AND WAIVE ANY OBJECTION TO THE LAYING OF VENUE IN, AND ANY CLAIM OF INCONVENIENT FORUM WITH RESPECT TO, THESE COURTS.

(u)                                 Process Agent.  Counterparty Parent hereby irrevocably appoints Counterparty as its Process Agent.

(v)                                 United Kingdom Stamp Taxes.  The Counterparty shall be liable to pay to and reimburse the Dealer on demand in respect of all and any United Kingdom stamp duty and/or stamp duty reserve tax (including any related costs, fines, penalties or interest) arising in connection with (a) the execution and delivery of this Confirmation or the Agreement or (b) the Transaction.

(w)                               Role of Agent.  Each party agrees and acknowledges that (a) J.P. Morgan Securities LLC (“JPMS”), an affiliate of Dealer, has acted solely as agent and not as principal with respect to this Confirmation and the Transaction and (b) JPMS has no obligation or liability, by way of guaranty, endorsement or otherwise, in any manner in respect of the Transaction (including, if applicable, in respect of the settlement thereof).  Each party agrees it will look solely to the other party (or any guarantor in respect thereof) for performance of such other party’s obligations under the Transaction.  JPMS is authorized to act as agent for Dealer.

9.              Additional Provisions:

(a)         Guarantee.  Counterparty Parent unconditionally guarantees to Dealer and its successors and assigns the full and punctual payment and/or delivery, as applicable, of the Shares and any amounts (if any) in respect of the Warrants when due, whether on any Settlement Date, or upon cancellation, termination, early unwind or otherwise, and all other obligations owing by Counterparty under this Confirmation and the Transaction (all the foregoing being hereinafter collectively called the “Guaranteed Obligations”).  Counterparty Parent further agrees that the Guaranteed Obligations may be extended or renewed, in whole or in part, without notice or further assent from Counterparty Parent, and that Counterparty Parent will remain bound under this Section 9 notwithstanding any extension or renewal of any Guaranteed Obligation.

Counterparty Parent waives presentation to, demand of payment from and protest to Counterparty of any of the Guaranteed Obligations and also waives notice of protest for nonpayment.  Counterparty Parent waives notice of any Event of Default, Termination Event, Extraordinary Event, exercise of Warrants or any other event that could give rise to an obligation to pay and/or deliver in respect of any Guaranteed Obligations. The obligations of Counterparty Parent hereunder shall not be affected by: (i) the failure of Dealer to assert any claim or demand or to enforce any right or remedy against Counterparty or any other person under this Confirmation, the Transaction or any other agreement or otherwise; (ii) any extension or renewal of any Guaranteed Obligation; (iii) any rescission, waiver, amendment, modification or supplement of any of the terms or provisions of this Confirmation (other than this Section 9), the Transaction or any other agreement; (iv) the failure of Dealer to exercise any right or remedy against any other guarantor of the Guaranteed Obligations; (v) any change in the ownership of Counterparty; or (vi) any other act or thing or omission or delay to do any other act or thing which may or might in any manner or to any extent vary the risk of Counterparty Parent or would otherwise operate as a discharge of Counterparty Parent as a matter of law or equity, except for payment and/or delivery, as applicable, of all obligations under this Confirmation and the Transaction in full.

Counterparty Parent further agrees that its guarantee herein constitutes a guarantee of payment, delivery and performance when due (and not a guarantee of collection).

The obligations of Counterparty Parent hereunder shall not be subject to any reduction, limitation, impairment or termination for any reason (except to the extent provided in Section 9(b) hereof), including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to any defense, setoff, counterclaim, recoupment or termination whatsoever or by reason of the invalidity, illegality or unenforceability of the Guaranteed Obligations or otherwise.

Counterparty Parent further agrees that its guarantee herein shall continue to be effective or be reinstated, as the case may be, if at any time payment, or any part thereof, of any Guaranteed Obligation is rescinded or must otherwise be restored by Dealer upon the reorganization of Counterparty or otherwise, subject to Section 8(g).

In furtherance of the foregoing and not in limitation of any other right which Dealer has at law or in equity against Counterparty Parent by virtue hereof, upon the failure of Counterparty to pay and/or deliver any Guaranteed Obligation when and as the same shall become due, whether on any Settlement Date, or upon cancellation, termination, early unwind or otherwise, Counterparty Parent hereby promises to and will, upon receipt of written demand from Dealer, forthwith pay and/or deliver, as applicable, or cause to be paid and/or delivered, to Dealer an amount equal to all Guaranteed Obligations of Counterparty to Dealer.

Counterparty Parent agrees that, as between Counterparty Parent, on the one hand, and Dealer, on the other hand, (i) the Expiration Date, Settlement Date or any other date of exercise, settlement or delivery of the Guaranteed Obligations may be accelerated as provided herein for the purposes of the guarantee herein, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Guaranteed Obligations, and (ii) in the event of any such acceleration of such Guaranteed Obligations as provided herein, such Guaranteed Obligations (whether or not due and payable) shall forthwith become due and payable by Counterparty Parent for the purposes of this Section 9(a).

Counterparty Parent also agrees to pay any and all costs and expenses (including reasonable attorneys’ fees) incurred by Dealer in enforcing any rights under this Section 9(a).

(b)         Limitation on Liability.  Each of Counterparty Parent, Counterparty and Dealer hereby acknowledges that it is the intention of all such parties that the guarantee of Counterparty Parent not constitute a fraudulent transfer or conveyance for purposes of any applicable law.  To effectuate the foregoing intention, Counterparty Parent, Counterparty and Dealer hereby irrevocably agree that the payment obligations of Counterparty Parent under Section 9(a) will be limited to the maximum amount that will result in the obligations of Counterparty Parent under its guarantee not constituting a fraudulent transfer or conveyance.

(c)          Successors and Assigns.  This Section 9 shall be binding upon Counterparty Parent and its successors and assigns and shall inure to the benefit of the successors and assigns of Dealer and, in the event of any transfer or assignment of rights in accordance with the terms of this Confirmation by Dealer, the rights and privileges conferred upon that party in this Confirmation shall automatically extend to and be vested in such transferee or assignee, all subject to the terms and conditions of this Confirmation, the Transaction and the guarantee.

(d)         No Waiver.  Neither a failure nor a delay on the part of Dealer in exercising any right, power or privilege under this Section 9 shall operate as a waiver thereof, nor shall a single or partial exercise thereof preclude any other or further exercise of any right, power or privilege. The rights, remedies and benefits of Dealer herein expressly specified are cumulative and not exclusive of any other rights, remedies or benefits which either may have under this Section 9, this Confirmation, at law, in equity, by statute or otherwise.

(e)          Right of Contribution.  Notwithstanding any payment or payments made by Counterparty Parent hereunder, Counterparty Parent shall not be entitled to exercise any rights of subrogation it may have to any of the rights of Dealer against Counterparty or guarantee or right of offset held by Dealer for the payment of the Guaranteed Obligations, and Counterparty Parent shall not seek or be entitled to seek any contribution or reimbursement from Counterparty in respect of payments made by Counterparty Parent hereunder, until all amounts owing to Dealer by Counterparty on account of the Guaranteed Obligations are paid in full. If any amount shall be paid to Counterparty Parent on account of such subrogation rights at any time when all of the Guaranteed Obligations shall not have been paid and delivered, as applicable, in full, such amount shall be held by Counterparty Parent in trust for Dealer, segregated from other funds or assets, as applicable, of Counterparty Parent, and shall, forthwith upon receipt by Counterparty Parent, be turned over to Dealer in the exact form received by Counterparty Parent (duly indorsed by Counterparty Parent to Dealer, if required), to be applied against the Guaranteed Obligations.

(f)           Delivery of Shares.  Each of Counterparty, Counterparty Parent and Issuer shall not take, or cause to be taken, any action that it reasonably believes would make unavailable at any time on or after the Amendment Date either the exemption pursuant to Section 3(a)(9) of the Securities Act for the delivery to Dealer (or any affiliate designated by Dealer) (whether upon exercise, early termination, cancellation or otherwise) of the Shares or Share Termination Delivery Units, as the case may be, or the safe harbor pursuant to clause (b)(1) under Rule 144 under the Securities Act (including, in particular and without limitation, the availability of clause (d)(3)(ii) thereunder) for subsequent transfers of such Shares or Share Termination Delivery Units, as the case may be, by Dealer (or any such affiliate of Dealer). Each of Counterparty and Counterparty Parent represents and warrants that, as of the Amendment Date, each Share deliverable upon settlement of all or any portion of the Transaction would be (i) a security exchanged by the issuer with its existing security holder exclusively where no commission or other remuneration is paid or given directly or indirectly for soliciting such exchange (within the meaning of Section 3(a)(9) of the Securities Act) and (ii) a security acquired from the issuer solely in exchange for other securities of the same issuer (within the meaning of Rule 144(d)(3)(ii) under the Securities Act).

(g)          Credit Support.  In relation to Counterparty, Counterparty Parent shall be designated as a Credit Support Provider and this Confirmation shall be designated as a Credit Support Document.

Each of Counterparty and Counterparty Parent hereby agrees (a) to check this Confirmation carefully and immediately upon receipt so that errors or discrepancies can be promptly identified and rectified and (b) to confirm that the foregoing (in the exact form provided by Dealer) correctly sets forth the terms of the agreement among Dealer, Counterparty and Counterparty Parent with respect to the Transaction (as amended and restated on the Amendment Date), by manually signing this Confirmation or this page hereof as evidence of agreement to such terms and providing the other information requested herein and immediately returning an executed copy to Dealer.

Yours faithfully,

J.P. MORGAN SECURITIES LLC, as an agent for JPMorgan Chase Bank, National Association

		By:	/s/ Yun Xie
Name: Yun Xie
Title: Executive Director

Agreed and Accepted By:

CARDTRONICS, INC.

By:	/s/ Todd Ruden
Name: Todd Ruden
Title: Treasurer

CARDTRONICS PLC

SIGNED by a duly authorized representative for and on behalf of Cardtronics plc	/s/ E. Brad Conrad
Print name: E. Brad Conrad
Title: Chief Accounting Officer

JPMorgan Chase Bank, National Association

Organised under the laws of the United States as a National Banking Association.

Main Office 1111 Polaris Parkway, Columbus, Ohio 43240

Registered as a branch in England & Wales branch No. BR000746

Registered Branch Office 25 Bank Street, Canary Wharf, London E14 5JP

Authorised by the Office of the Comptroller of the Currency in the jurisdiction of the USA.

Authorised by the Prudential Regulation Authority. Subject to regulation by the Financial Conduct
Authority and to limited regulation by the Prudential Regulation Authority. Details about the extent of our regulation by the Prudential Regulation Authority are available from us on request.

Annex A

For each Component of the Transaction, the Number of Warrants and Expiration Date is set forth below.

Component Number	Number of Warrants	Expiration Date
1	2,984	Mon-1-Mar-21
2	2,984	Tue-2-Mar-21
3	2,984	Wed-3-Mar-21
4	2,984	Thu-4-Mar-21
5	2,984	Fri-5-Mar-21
6	2,984	Mon-8-Mar-21
7	2,984	Tue-9-Mar-21
8	2,984	Wed-10-Mar-21
9	2,984	Thu-11-Mar-21
10	2,984	Fri-12-Mar-21
11	2,984	Mon-15-Mar-21
12	2,984	Tue-16-Mar-21
13	2,984	Wed-17-Mar-21
14	2,984	Thu-18-Mar-21
15	2,984	Fri-19-Mar-21
16	2,984	Mon-22-Mar-21
17	2,984	Tue-23-Mar-21
18	2,984	Wed-24-Mar-21
19	2,984	Thu-25-Mar-21
20	2,984	Fri-26-Mar-21
21	2,984	Mon-29-Mar-21
22	2,984	Tue-30-Mar-21
23	2,984	Wed-31-Mar-21
24	2,984	Thu-1-Apr-21
25	2,984	Mon-5-Apr-21
26	2,984	Tue-6-Apr-21
27	2,984	Wed-7-Apr-21
28	2,984	Thu-8-Apr-21
29	2,984	Fri-9-Apr-21
30	2,984	Mon-12-Apr-21
31	2,984	Tue-13-Apr-21
32	2,984	Wed-14-Apr-21
33	2,984	Thu-15-Apr-21
34	2,984	Fri-16-Apr-21
35	2,984	Mon-19-Apr-21
36	2,984	Tue-20-Apr-21
37	2,984	Wed-21-Apr-21
38	2,984	Thu-22-Apr-21
39	2,984	Fri-23-Apr-21
40	2,984	Mon-26-Apr-21
41	2,984	Tue-27-Apr-21
42	2,984	Wed-28-Apr-21
43	2,984	Thu-29-Apr-21
44	2,984	Fri-30-Apr-21
45	2,984	Mon-3-May-21

46	2,984	Tue-4-May-21
47	2,984	Wed-5-May-21
48	2,984	Thu-6-May-21
49	2,984	Fri-7-May-21
50	2,984	Mon-10-May-21
51	2,984	Tue-11-May-21
52	2,984	Wed-12-May-21
53	2,984	Thu-13-May-21
54	2,984	Fri-14-May-21
55	2,984	Mon-17-May-21
56	2,984	Tue-18-May-21
57	2,984	Wed-19-May-21
58	2,984	Thu-20-May-21
59	2,984	Fri-21-May-21
60	2,984	Mon-24-May-21
61	2,984	Tue-25-May-21
62	2,984	Wed-26-May-21
63	2,984	Thu-27-May-21
64	2,984	Fri-28-May-21
65	2,984	Tue-1-Jun-21
66	2,984	Wed-2-Jun-21
67	2,984	Thu-3-Jun-21
68	2,984	Fri-4-Jun-21
69	2,984	Mon-7-Jun-21
70	2,984	Tue-8-Jun-21
71	2,984	Wed-9-Jun-21
72	2,984	Thu-10-Jun-21
73	2,984	Fri-11-Jun-21
74	2,984	Mon-14-Jun-21
75	2,984	Tue-15-Jun-21
76	2,984	Wed-16-Jun-21
77	2,984	Thu-17-Jun-21
78	2,984	Fri-18-Jun-21
79	2,984	Mon-21-Jun-21
80	2,984	Tue-22-Jun-21
81	2,984	Wed-23-Jun-21
82	2,984	Thu-24-Jun-21
83	2,984	Fri-25-Jun-21
84	2,984	Mon-28-Jun-21
85	2,984	Tue-29-Jun-21
86	2,984	Wed-30-Jun-21
87	2,984	Thu-1-Jul-21
88	2,984	Fri-2-Jul-21
89	2,984	Tue-6-Jul-21
90	2,984	Wed-7-Jul-21
91	2,984	Thu-8-Jul-21
92	2,984	Fri-9-Jul-21
93	2,984	Mon-12-Jul-21
94	2,984	Tue-13-Jul-21
95	2,984	Wed-14-Jul-21

96	2,984	Thu-15-Jul-21
97	2,984	Fri-16-Jul-21
98	2,984	Mon-19-Jul-21
99	2,984	Tue-20-Jul-21
100	2,984	Wed-21-Jul-21
101	2,984	Thu-22-Jul-21
102	2,984	Fri-23-Jul-21
103	2,984	Mon-26-Jul-21
104	2,984	Tue-27-Jul-21
105	2,984	Wed-28-Jul-21
106	2,984	Thu-29-Jul-21
107	2,984	Fri-30-Jul-21
108	2,984	Mon-2-Aug-21
109	2,984	Tue-3-Aug-21
110	2,984	Wed-4-Aug-21
111	2,984	Thu-5-Aug-21
112	2,984	Fri-6-Aug-21
113	2,984	Mon-9-Aug-21
114	2,984	Tue-10-Aug-21
115	2,984	Wed-11-Aug-21
116	2,984	Thu-12-Aug-21
117	2,984	Fri-13-Aug-21
118	2,984	Mon-16-Aug-21
119	2,984	Tue-17-Aug-21
120	3,071	Wed-18-Aug-21

Strike Price:	USD 73.2900

Premium:	USD 2,641,875.00

Maximum Stock Loan Rate:	200 basis points

Initial Stock Loan Rate:	25 basis points

Capped Number of Shares:	716,334

Final Disruption Date:	August 30, 2021